Exhibit 10.14

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR COMPANY EMPLOYEES

METABOLIX, INC.

Name of Grantee:	Joseph Shaulson

No. of Restricted Stock Units:	600,000

Grant Date:	January 2, 2014

Metabolix, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01per share (the “Stock”) of the Company (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Stock).

1.                                      Defined Terms.  The following terms shall be defined as set forth below:

(a)                                 “Agreement Term” has the meaning ascribed to it in the Employment Agreement.

(b)                                 “Cause” has the meaning ascribed to it in the Employment Agreement.

(c)                                  “Change of Control” has the meaning ascribed to it in the Employment Agreement.

(d)                                 “Committee” shall mean the compensation committee of the Board of Directors of the Company or a similar committee performing the functions of the compensation committee and which is comprised of not less than two non-employee directors who are independent.

(e)                                  “Employment Agreement” shall mean the Employment Agreement dated as of December 19, 2013 by and between the Company and the Grantee.

(f)                                   “Fair Market Value” of Stock on any given date means the fair market value of the Stock determined in good faith by the Committee; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ National System or a national securities exchange, the determination shall be made by reference to market quotations.  If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

(g)                                  “Good Reason” has the meaning ascribed to it in the Employment Agreement.

(h)                                 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.                                      Restrictions on Transfer of Award.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee.  Any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 3 of this Agreement, (ii) shares of Stock have been issued to the Grantee in accordance with the terms of this Agreement and (iii) there is an effective registration statement registering any such shares of Stock under the Securities Act (or the Grantee has obtained an opinion of counsel stating that registration under the Securities Act is not required).

3.                                      Vesting of Restricted Stock Units.  Subject to Paragraphs 4 and 5 below, the restrictions and conditions of Paragraph 2 of this Agreement shall lapse on the vesting date or dates specified in the following schedule so long as the Grantee remains an employee of the Company on such Dates.  If a series of vesting dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.  Vesting of the Restricted Stock Units issued pursuant to this Award will be triggered with respect to the number of Restricted Stock Units set forth on Exhibit A attached hereto upon (A) the Stock attaining certain price levels as set forth on Exhibit A based on the average closing price of the Stock on NASDAQ (or such other exchange or trading market as may be applicable from time to time) over any ten consecutive trading date period (each a “Stock Price Vesting Target”) and/or (B) the good faith determination by the Board of Directors of the Company or its executive committee that the Company has secured firm and commercially reasonable contracts representing $25 million of annual revenue and has established the supply chain needed to perform under such contracts (the “Revenue Vesting Target”).  Once vesting of a specified number of Restricted Stock Units issued pursuant to this Award has been triggered by attaining a Stock Price Vesting Target or the Revenue Vesting Target, then twenty-five percent (25%) of the Restricted Stock Units triggered for vesting shall vest on the first anniversary of the date such Restricted Stock Units were triggered for vesting (each such date, the “Vesting Trigger Date”), twenty-five percent (25%) of the Restricted Stock Units triggered for vesting shall vest on the second anniversary of the Vesting Trigger Date and the remaining 50% of the Restricted Stock Units triggered for vesting shall vest on the third anniversary of the Vesting Trigger Date.  To the extent vesting of the Restricted Stock Units issued pursuant to this Award have not been triggered by January 2, 2016, they will be forfeited and such Restricted Stock Units will vest under any circumstances.

The Committee may at any time accelerate the vesting schedule specified in this Paragraph 3.

4.                                      Termination of Employment.  If the Grantee’s employment with the Company is terminated, the vesting of the Restricted Stock Units shall be treated as set forth below.

(a)                                 Termination Due to Non-Renewal of Employment Agreement.  If the Company chooses not to renew the Employment Agreement and the Grantee’s employment terminates upon or promptly after the expiration of the Agreement Term due to such non-renewal, then regardless of such termination and regardless of any terms of this Award to the contrary, the vesting of all unvested Restricted Stock Units shall continue as scheduled; provided, however, that the Grantee executes a release of claims in accordance with the terms of the Employment Agreement and does not revoke such release of claims.

(b)                                 Termination Due to Death or Disability.  If the Grantee’s employment terminates by reason of his death or Disability, regardless of such termination and regardless of any terms of this Award to the contrary, the vesting of all unvested Restricted Stock Units shall continue as scheduled.

(c)                                  Termination Without Cause or for Good Reason.  If the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Reason, then regardless of such termination and regardless of any terms of this Award to the contrary, the vesting of all unvested Restricted Stock Units shall continue as scheduled; provided, however, that the Grantee executes a release of claims in accordance with the terms of the Employment Agreement and does not revoke such release of claims.

(d)                                 Other Termination.  If the Grantee’s employment terminates for any reason other than as set forth above, and unless otherwise determined by the Committee, all unvested Restricted Stock Units shall terminate immediately and be of no further force and effect.

5.                                      Change of Control.  In the event of a Change of Control, all unvested Restricted Stock Units shall immediately become fully vested.

6.                                      Issuance of Shares of Stock.  Promptly following each vesting date, the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraphs 3, 4 or 5 of this Agreement on such date (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to such Stock).

7.                                      Powers of the Committee.  The Committee shall have the power and authority to accelerate at any time the exercisability or vesting of all or any Restricted Stock Units.

8.                                      Tax Withholding.  Promptly following each vesting date, the Grantee shall pay to the Company, elect to have shares of Stock withheld by the Company, or make other arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such vesting.  In the absence of such payment or arrangement, the Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.

9.                                      Section 409A of the Code.   Anything in this Agreement to the contrary notwithstanding, if at the time of the Grantee’s separation from service within the meaning of Section 409A of the Code, the Company determines that Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any shares of Stock that the Grantee becomes entitled to under this Agreement on account of the Grantee’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such benefit shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Grantee’s separation from service, or (B) the Grantee’s death; provided, further, that if the vesting of any Restricted Stock Units shall continue as scheduled after the Grantee’s separation from service, such unvested Restricted Stock Units shall also be treated in the same manner such that any shares of Stock issuable upon the vesting of such Restricted Stock Units shall not be issued until the date that is the earlier of (C) six months and one day after the Grantee’s separation from service, or (D) the Grantee’s death.

10.                               No Obligation to Continue Employment.  The Company is not obligated by or as a result of this Agreement to continue the Grantee in employment and this Agreement shall not interfere in any way with the right of the Company to terminate the employment of the Grantee at any time.

11.                               Integration.  This Agreement and the Employment Agreement constitute the entire agreement between the parties with respect to this Award and supersede all prior agreements and discussions between the parties concerning such subject matter. In the event of any inconsistency between this Agreement and the Employment Agreement, the terms of the Employment Agreement shall prevail.

12.                               Data Privacy Consent.  In order to administer this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

13.                               Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

[Remainder of page intentionally left blank]

METABOLIX, INC.

By:	/s/ Joseph D. Hill
Title: CFO

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:	March 24, 2014	/s/ Joseph Shaulson
Grantee’s Signature

Grantee’s name and address:

Joseph Shaulson
39 Very Merry Road
Stamford, CT 06903

Exhibit A

Price Levels / Target	# of Restricted Stock Units that will begin to vest
If the Company’s stock trades at $3 per share for ten consecutive trading days	150,000

If the Company’s stock trades at $4 per share for ten consecutive trading days	150,000

If the Company’s stock trades at $5 per share for ten consecutive trading days	150,000

If the Company’s stock trades at $6 per share for ten consecutive trading days	150,000

If the Company reaches the Revenue Vesting Target	Vesting begins on 100% of the Restricted Stock Units that have not already been triggered by attainment of Stock Price Vesting Targets